PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------
Contact:
     Roberta Lenett            Stephen G. Dormer         Paul A. Maisch
     Provident Bancorp, Inc.   Provident Bancorp, Inc.   Provident Bancorp, Inc.
     (845) 369-8082            (845) 369-8040            (845) 369-8040

                             PROVIDENT BANCORP, INC.
                     ANNOUNCES COMPLETION OF STOCK OFFERING,
                SECOND-STEP CONVERSION OF PROVIDENT BANCORP, INC.
                 AND ACQUISITION OF E.N.B. HOLDING COMPANY, INC.

         Montebello, New York - (January 14, 2004) Provident Bancorp, Inc. (the "Company") (Nasdaq: PBCP) announced today that it has completed its stock offering in connection with the second-step conversion of Provident Bancorp, MHC. The Company is a new Delaware corporation that now serves as the stock holding company of Provident Bank as a result of the completion of the second-step conversion. In the stock offering, shares representing Provident Bancorp, MHC's ownership interest in Provident Bancorp, Inc., a federal corporation and the previous holding company of Provident Bank, were sold to investors. In addition, the Company has completed its acquisition of E.N.B. Holding Company, Inc., located in Ellenville, New York.

         The new holding company sold 19,573,000 shares of common stock at $10.00 per share to depositors of Provident Bank as of June 30, 2002, September 30, 2003 and November 10, 2003 and to certain borrowers as of November 10, 2003. The new holding company also issued 400,000 shares of common stock and contributed $1.0 million in cash to the Provident Bank Charitable Foundation. In addition, each outstanding share of common stock of Provident Bancorp, Inc. as of January 14, 2004 has been converted into the right to receive 4.4323 shares of the new corporation's common stock. Holders of stock certificates of Provident Bancorp, Inc. will receive documentation to affect the share exchange. Stockholders whose shares are held in street name will have the exchange affected automatically. Cash will be issued in lieu of fractional shares at a rate of $10.00 per share.

         Shareholders of E.N.B. Holding Company, Inc. as of the close of business on January 14, 2004 received total merger consideration of approximately $76.47 million, consisting of up to 3,969,676 shares of common stock of the Company and approximately $36.77 million in cash. Shareholders who elected to receive all stock, indicated "No Preference" or did not submit an election form will receive 521.3997 shares of common stock of the Company for each of their E.N.B. Holding Company, Inc. shares. Cash also will be issued in lieu of fractional shares at a rate of $10.00 per share. Shareholders who made a cash election for all or some of their E.N.B. Holding Company, Inc. shares will receive cash for approximately 98.5% of their cash election, at a distribution rate of $4,830 per share, and will receive shares of common stock for the remainder of their payment. The merger consideration will be mailed on or about January 20, 2004.

         As a result of the transactions, the Company will have 39,610,034 issued and outstanding shares, subject to adjustment for cash payments in lieu of fractional shares.

         Shares of the new holding company trade on the Nasdaq National Market. For the initial 20 trading days, they will trade under the symbol "PBCPD" and, beginning February 13, 2004, the symbol will be "PBCP". The subscription offering was managed by Ryan, Beck and Co, Inc. Luse Gorman Pomerenk & Schick P.C. acted as special counsel to Provident Bancorp, Inc. and Provident Bank. Thacher Proffitt & Wood LLP acted as special counsel to E.N.B. Holding Company, Inc.

         For more information contact Roberta Lenett, Vice President-Shareholder Relations, of Provident Bancorp, Inc. at (845) 369-8082.